Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Nick Tomashot Chief Financial Officer (614) 748-1150 nick.tomashot@pinnacle.com

PDSi Reports Fourth Quarter and Annual 2010 Results

COLUMBUS, Ohio – March 2, 2011 – Pinnacle Data Systems, Inc. (“PDSi”) (NYSE Amex: PNS) today reported its financial results for the three months and year ended December 31, 2010.

John D. Bair, Chairman of the Board, President and Chief Executive Officer, stated, “Our focus over the last year was on quickly returning the Company to profitability, and our results compared to 2009 are remarkable. We finished 2010 a much stronger Company than when the year began, but we still have work to do. We made business development investments late in 2010 targeted to develop our specialized design services and product integration business. Over 2011, we will continue to work to develop, and close on, a pipeline of business opportunities in these targeted areas.”

“In 2011, we are focusing on profitable growth of the overall business,” Mr. Bair continued. “We are working on growth opportunities in all three of our targeted markets: Electronic Repair Services, Integrated/ODM Computing Solutions and Embedded Computing Products.”

Total sales were $6.4 million for the 2010 fourth quarter, up slightly versus the third quarter of 2010. Gross profit as a percentage of sales for the quarter was down slightly compared to Q3 to 34% based on a shift in mix toward Products versus the higher margin Service segment. Timothy J. Harper, Chief Operating Officer, added, “In the fourth quarter, we continued to see the improved margin levels that were key to our return to profitability. Our focus on efficiency and profitable Service programs resulted in an improvement in gross profit as a percentage of revenue from 20% in the first half of 2009 to 35% in the second half of 2010. In fact, we managed to improve our gross profit by almost 10% on a dollar basis for these periods despite a decline in overall revenue. As we move forward, we are committed to devoting additional resources to continue this Service growth and to develop our Product business by targeting markets requiring our high value-added engineering.”

The $0.8 million profit, or $0.10 per diluted share, reported for the fourth quarter included a $0.5 million net tax benefit for estimated research and development (“R&D”) tax credits for tax years 2001 through 2010. The Company periodically has considered the potential tax savings associated with R&D credits. Based on the recent positive changes in the Company’s financial results, as well as the use of existing NOL carryforwards, the Company determined that the realizable tax benefits were worth pursuing.

Cash generated from operations was $0.4 million, the eighth sequential quarter with positive operating cash flow. “We continue to realize the cash flow benefits from our return to profitability and our continued focus on managing our net working capital,” Mr. Bair added. “We generated $2.3 million in cash from operations during 2010, and we reduced our line of credit balance from $2.4 million at the end of 2009 to under $0.3 million at the end of 2010.”

2010 Fourth Quarter Financial Results

Net Income (Loss)

Net income for the fourth quarter of 2010 was $0.8 million, or $0.10 per diluted share. This compares to a net loss of $0.4 million, or $0.05 per diluted share, for the same quarter last year. The fourth quarters of 2009 and 2010 were both impacted by nonrecurring items. Q4 2010 included the $0.5 million R&D tax credit benefit previously mentioned. Q4 2009 included $1.0 million of severance and other charges related to the implementation of the Company’s plan to focus on its core Service business and current product offerings, flatten its organizational structure, and reduce overhead costs; partially offset by a $0.3 million tax benefit associated with Federal tax law changes allowing a longer carryback of losses for application against previous years’ earnings. The following is a summary of the components of the Company’s income tax benefit for the fourth quarters of 2010 and 2009 (see the Company’s upcoming Form 10-K filing for the year ended December 31, 2010 for additional disclosures related to these tax items):

$ thousands	Q4 2010	Q4 2009

Income (loss) before income taxes	$403	$(699)

Income tax expense (benefit)
Income tax expense (benefit) related to the quarter	102	(18)
R&D tax credit benefit	(480)	—
Deferred tax carryback benefit	—	(291)

Net tax benefit	(378)	(309)

Net income (loss)	$781	$(390)

Sales

Total sales declined 27% to $6.4 million for the 2010 fourth quarter from $8.7 million for the same quarter a year ago. Fourth quarter Product sales declined 51% to $2.6 million in 2010 from $5.3 million in 2009. This decline primarily was attributable to significantly lower sales to larger imaging and diversified computing OEM customers. Service sales increased $0.4 million, or 12%, to $3.7 million for the 2010 fourth quarter, with the growth attributable to the ramp of business in the U.S. and EMEA for both new customers and new programs within existing customers.

Gross Profit

Gross profit improved 24% to $2.1 million for the 2010 fourth quarter, from $1.7 million for the same quarter last year. The 2009 fourth quarter gross profit included a nonrecurring inventory charge of $0.1 million, or 1.6% of revenue, related to implementing the plan described earlier to refocus the business. Gross margin as a percentage of revenue improved from 20% to 34% compared to last year. The gross profit improvement on lower year-on-year total sales largely was attributable to the change in mix driven by the growth of higher margin Service segment revenue. Within the Service segment, margins as a percentage of revenue improved from 35% to 41%, driven by a shift toward higher margin programs and improved operating leverage on increased sales. Product gross margin improved compared to the prior year quarter from 10% to 24%, driven by a shift in mix toward higher margin Product business.

Operating Expenses

Operating expenses were reduced 27% to $1.7 million for the 2010 fourth quarter from $2.4 million a year ago. The fourth quarter of 2009 included $0.8 million in severance expenses related to implementing the aforementioned plan to refocus the business.

Interest Expense

Interest expense for the 2010 fourth quarter was reduced 82% to $6,000 from $34,000 for the same quarter last year due to lower average debt outstanding. Debt outstanding was reduced to less than $0.3 million from $2.4 million at the end of the prior year fourth quarter.

2010 Annual Financial Results

Net Income (Loss)

Net income for 2010 was $3.1 million, or $0.38 per diluted share. This compares to a net loss of $3.5 million, or $0.44 per diluted share, for 2009. In addition to the $1.0 million of severance and other charges related to the Q4 2009 implementation of the Company’s plan to focus on its core Service business and current product offerings, flatten its organizational structure, and reduce overhead costs, both 2009 and 2010 were impacted by several significant nonrecurring tax items. These tax items (which for clarity are broken out in the table below) included a Q3 2009 $1.6 million non-cash charge to establish a deferred tax valuation allowance; a Q3 2010 $1.5 million non-cash net benefit for the reversal of all but the portion of the valuation allowance related to certain state net operating loss carryforwards; a Q4 2009 $0.3 million tax benefit associated with Federal tax law changes allowing a longer carryback of losses for application against previous years’ earnings; and a Q4 2010 $0.5 million R&D tax credit benefit. (See the Company’s upcoming Form 10-K filing for the year ended December 31, 2010 for additional disclosures related to these tax items).

$ thousands	FY 2010	FY 2009

Income (loss) before income taxes	$1,673	$(2,785)

Income tax expense (benefit)
Income tax expense (benefit) related to the year	582	(615)
Deferred tax valuation allowance expense (benefit)	(1,492)	1,571
R&D tax credit benefit	(480)	—
Deferred tax carryback benefit	—	(291)

Net tax expense (benefit)	(1,390)	665

Net income (loss)	$3,063	$(3,450)

Sales

Total sales declined 17% to $29.4 million for 2010 from $35.6 million for 2009. Product sales declined 36% to $15.7 million in 2010 from $24.5 million in 2009. This decline primarily was attributable to significantly lower sales to larger imaging, medical and diversified computing OEM customers. Service sales increased $2.6 million, or 23%, to $13.7 million for 2010, with the growth attributable to the ramp of business in the U.S. and EMEA for both new customers and new programs within existing customers.

Gross Profit

Gross profit improved 20% to $8.8 million for 2010, from $7.3 million for 2009. The 2009 gross profit included a fourth quarter nonrecurring inventory charge of $0.1 million, or 0.4% of revenue, related to implementing the plan described earlier to refocus the business. Gross margin as a percentage of revenue improved from 21% to 30% compared to last year. The gross profit and gross margin improvement on lower year-on-year total sales was attributable to the change in mix driven by the growth of higher margin Service segment revenue. Within the Service segment, margins as a percentage of revenue improved from 33% to 42%, driven by a shift toward higher margin programs and improved operating leverage on increased sales. Product gross margin improved compared to prior year from 15% to 20%, driven by a shift in mix toward higher margin Product business.

Operating Expenses

Operating expenses were reduced 29% to $7.0 million for 2010 from $9.9 million a year ago, reflecting the benefit of actions taken over the past year to better focus resources on the Company’s core products and services growth strategy. Wages and other employee costs accounted for most of the reduction. Additional savings were realized across multiple areas, including company funded R&D expenses, reflecting the Company’s strategic focus on developing customer-specific solutions through customer funded development projects. The fourth quarter of 2009 included $0.8 million in severance expenses discussed previously related to implementing this plan.

Interest Expense

Interest expense for 2010 was reduced 70% to $51,000 from $176,000 in 2009 due to lower average debt outstanding. Debt outstanding was reduced to $0.3 million from $1.7 million at the end of 2009.

Recent PDSi Highlights

•	Service segment revenue for 2010 of $13.7 million set an annual record for PDSi, eclipsing the previous high of $11.1 million in 2009.

•

On December 2, 2010, PDSi announced a powerful upgrade to its military-proven ATCA-F1 Compute Blade. Incorporating Dual, Six Core AMD Istanbul processors delivers 12 cores, providing a performance boost versus the Shanghai (8 cores) or Santa Rosa (4 cores) configurations. In addition, a new 32 GB memory option brings enhanced virtualization performance.

•

On October 4, 2010, PDSi announced that it had achieved Gold Partner status in the Oracle PartnerNetwork. By attaining Gold Level membership, Oracle has recognized PDSi for its capability and commitment to design, deliver and support Oracle-based technology solutions customized to customers’ specialized needs.

Conference Call

PDSi will host a conference call on Thursday, March 3, 2011, at 11:00 a.m. EST. John D. Bair, President, Chief Executive Officer, and Chief Technology and Innovation Officer; Timothy J. Harper, Chief Operating Officer; and Nicholas J. Tomashot, Chief Financial Officer, will discuss the Company’s 2010 fourth quarter and annual results.

The telephone number to participate in the conference call is (877) 485-3107. A slide presentation will be referenced during the call, which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Investor Relations” and then “Conference Calls.” An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi is a global provider of Electronics Repair and Reverse Logistics Services, ODM/OEM Integrated Computing Services, and Embedded Computing Products and Design Services for the Diversified Computing, Telecom, Imaging, Defense/Aerospace, Medical, Semiconductor and Industrial Automation markets. PDSi provides a variety of engineering and manufacturing services for global OEMs requiring custom product design, system integration, repair programs, warranty management, and/or specialized production capabilities. With facilities in the U.S., Europe and Asia, we ensure seamless support for solutions all around the world.

More than just an ODM, integrator or reverse logistics provider, PDSi’s engineering, technical and operational capabilities span the entire product lifecycle allowing us to better understand and develop custom solutions for each of our customer’s unique requirements. Our product capabilities range from board-level designs to globally certified, fully integrated systems, specializing in long-life computer products and unique, customer-centric solutions. Our capability to perform higher-level repair services in-region allows us to customize solutions for our customers so that they can deliver world-class service levels to their customers with reduced logistics, component replacement and inventory costs.

“PDSi puts computer technologies to work for our customers.”

For more information, visit the PDSi website at www.pinnacle.com.

Safe Harbor Statement

Portions of this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the Company achieving its financial growth and profitability goals, or its sales, earnings and profitability expectations for the year ending December 31, 2011. The words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “may” and similar expressions identify forward-looking statements that speak only as of the date of this release. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include, but are not limited to, the following:

•

changes in general economic conditions, including prolonged or substantial economic downturn, and any related financial difficulties experienced by original equipment manufacturers, end users, customers, suppliers or others with whom the Company does business;

•	changes in customer order patterns;

•	changes in our business or our relationship with major technology partners or significant customers;

•	failure to maintain adequate levels of inventory;

•	production components and service parts cease to be readily available in the marketplace;

•	lack of adequate financing to meet working capital needs or to take advantage of business and future growth opportunities that may arise;

•	inability of cost reduction initiatives to lead to a realization of savings in labor, facilities or other operational costs;

•	deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies;

•	lack of success in technological advancements;

•	inability to retain certifications, authorizations or licenses to provide certain products and/or services;

•	risks associated with new business practices, processes and information systems;

•	impact of judicial rulings or government regulations, including related compliance costs;

•	disruption in the business of suppliers, customers or service providers due to adverse weather, casualty events, technological difficulty, acts of war or terror, or other causes;

•	risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; and

•	other factors from time to time described in the Company’s filings with the United States Securities and Exchange Commission (“SEC”).

The Company undertakes no obligation to publicly update or revise any such statements, except as required by applicable law. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$465	$323
Accounts receivable, net of allowance for doubtful accounts of $106 and $232, respectively	4,469	5,932
Inventory, net	3,226	3,754
Deferred income taxes	762	22
Prepaid expenses and other current assets	492	503

Total current assets	9,414	10,534

PROPERTY AND EQUIPMENT
Property and equipment, cost	6,056	5,899
Less accumulated depreciation and amortization	(5,371)	(5,038)

Total property and equipment, net	685	861

OTHER ASSETS
Goodwill	767	821
Deferred income taxes	929	52
Other assets	193	307

Total other assets	1,889	1,180

TOTAL ASSETS	$11,988	$12,575

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$273	$2,413
Accounts payable	1,404	2,694
Accrued wages, payroll taxes and employee benefits	581	1,014
Unearned revenue	30	85
Other current liabilities	743	555

Total current liabilities	3,031	6,761

LONG-TERM LIABILITIES
Accrued other	296	226

TOTAL LIABILITIES	3,327	6,987

STOCKHOLDERS’ EQUITY
Common stock	5,790	5,769
Additional paid-in capital	1,962	1,912
Accumulated other comprehensive income (loss)	(90)	(29)
Retained earnings (deficit)	999	(2,064)

Total stockholders’ equity	8,661	5,588

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,988	$12,575

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$6,351	$8,663	$29,445	$35,638
Cost of sales	4,205	6,935	20,689	28,320

Gross profit	2,146	1,728	8,756	7,318
Operating expenses	1,737	2,393	7,032	9,927

Income (loss) from operations	409	(665)	1,724	(2,609)
Other expense
Interest expense	6	34	51	176

Income (loss) before income taxes	403	(699)	1,673	(2,785)
Income tax expense (benefit)	(378)	(309)	(1,390)	665

Net income (loss)	$781	$(390)	$3,063	$(3,450)

Weighted average common shares outstanding:
Basic	7,854	7,825	7,837	7,825
Diluted	8,098	7,825	8,021	7,825

Earnings (loss) per common share:
Basic	$0.10	$(0.05)	$0.39	$(0.44)
Diluted	0.10	(0.05)	0.38	(0.44)

PINNACLE DATA SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended December 31,
	2010	2009
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$3,063	$(3,450)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debt expense	(55)	169
Inventory reserves	318	1,084
Depreciation and amortization	387	538
Loss on disposal of equipment	—	6
Provision (benefit) for deferred income taxes	(1,638)	992
Share-based payment expense	50	115
(Increase) decrease in assets:
Accounts receivable	1,492	5,460
Inventory	197	612
Prepaid expenses and other assets	36	380
Increase (decrease) in liabilities:
Accounts payable	(1,392)	(1,810)
Unearned revenue	(54)	(53)
Other liabilities	(143)	85

Total adjustments	(802)	7,578

Net cash provided by operating activities	2,261	4,128

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(190)	(287)

Net cash used in investing activities	(190)	(287)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in line of credit	(2,140)	(2,995)
Net change in outstanding checks	126	(662)
Other	87	(147)

Net cash used in financing activities	(1,927)	(3,804)

EFFECT OF EXCHANGE RATE ON CASH	(2)	4

INCREASE IN CASH	142	41
Cash at beginning of year	323	282

Cash at end of year	$465	$323

###